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                                                                     Exhibit 5.2


                        [MILES & STOCKBRIDGE LETTERHEAD]



April 26, 2005



Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, Tennessee  37215

Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Maryland counsel to Corrections Corporation of America, a Maryland corporation (the "Company"), in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act") relating to the proposed exchange of up to $375,000,000 aggregate principal amount of the Company's 6.25% Senior Notes due 2013 that have been registered under the Securities Act (the "New Notes") for a like principal amount of the Company's issued and outstanding 6.25% Senior Notes due 2013 that have not been registered under the Securities Act.

In our capacity as special Maryland counsel to the Company and for purposes of the opinions expressed herein, we have examined: (a) the charter of the Company,
(b) the bylaws of the Company, (c) the Registration Statement, (d) the Indenture, dated as of March 23, 2005 (the "Indenture"), among the Company, the guarantors named therein and U.S. Bank National Association as trustee, (e) the form of the New Notes, (f) a certificate of the State Department of Assessments and Taxation of the State of Maryland, dated April 25, 2005, to the effect that, among other things, the Company is duly incorporated and existing under and by virtue of the laws of the State of Maryland, is in good standing and is duly authorized to transact business in the State of Maryland, and (g) such other documents and matters as we deem necessary or appropriate to render the opinions expressed herein, subject to the limitations, assumptions and qualifications set forth herein.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Maryland.


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Corrections Corporation of America
April 26, 2005
Page 2



2. The Company has taken all necessary corporate action to authorize the execution and delivery by the Company of the Indenture and the New Notes and the performance by the Company of its obligations thereunder. The Indenture has been duly executed and delivered by the Company.

We express no opinion as to the laws of any state or jurisdiction other than, and our opinions expressed herein are limited to, the laws of the State of Maryland. The opinions expressed herein are limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated. We point out that the Indenture and the New Notes are, according to their terms, to be construed in accordance with and governed by the laws of the State of New York. We acknowledge that Bass, Berry & Sims PLC will rely on the opinions set forth herein in giving certain opinions of their own on the date hereof and we consent to that reliance.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.


By: /s/ J.W. Thompson Webb
    ----------------------
    Principal